February 29, 2008

Re: Seattle Bank Names Chief Financial Officer

Dear Seattle Bank Members,

I am very pleased to announce the appointment of Vincent L. Beatty as senior vice president and chief financial officer at the Seattle Bank, effective March 1, 2008. As our chief financial officer, Vince will be responsible for all capital markets, research and analysis, and treasury matters at the bank.

Vince joined the Seattle Bank as a senior portfolio manager in May 2004 and was appointed our treasurer in July 2005. He has been an incredibly valuable asset as we've worked through our transition to an advance-focused bank, and I am very pleased that he will serve as our chief financial officer.

Vince joins a team of very talented senior managers at the Seattle Bank:

  John W. Blizzard, Senior Vice President and Chief Business Officer
  Gerry Champagne, Senior Vice President and Chief Counsel
  Christina J. Gehrke, Senior Vice President and Chief Administrative Officer
  Steven R. Horton, Senior Vice President and Chief Risk Officer
  Lisa A. Grove, Vice President and Director of Auditing
  Terry Prether, Vice President and Chief Information Officer

I invite you to learn more about your cooperative's senior management team by visiting the Seattle Bank's Web site at www.fhlbsea.com. It is also my sincere hope that you will have the opportunity to meet with these and other Seattle Bank managers as we continue our member outreach efforts in 2008. Our 2008 Management Conference on May 13 and 14 at the Grand Hyatt Seattle is a great place to start. If you haven't done so already, we hope you will register to attend this upcoming Seattle Bank event!

All of us here at the Seattle Bank appreciate your support of our cooperative, and we look forward to meeting your going business needs.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO